Exhibit 99.3

November 24, 2025

Farmers National Banc Corp.

20 South Broad Street

Canfield, OH 44406

Re:	Fairness Opinion Consent

To whom it may concern,

We hereby consent to the inclusion of our opinion letter to the board of directors of Farmers National Banc Corp. (“Farmers”) as an Annex to the Form S-4, relating to the proposed merger of Farmers with Middlefield Banc Corp. described in the Form S-4, and to the references to our firm and such opinion in such Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Form S-4 within the meaning of the term “experts” as used in the Act or the Regulations.

Very truly yours,

/s/ Janney Montgomery Scott LLC

JANNEY MONTGOMERY SCOTT LLC